SEC Form 4, Schedule C

1.	Name and Address of Reporting Person:
		Joseph M. Field
		c/o Entercom Communications Corp.
		401 City Avenue, Suite 809
		Bala Cynwyd, PA 19004

2.	Issuer Name/Symbol:
		Entercom Communications Corp. (ETM)

3.	Statement for Month/Day/Year:
		December 12, 2003


Trade Date	Shares	Price
12/11/03	300	51.18
12/11/03	400	51.19
12/11/03	200	51.2
12/11/03	1200	51.21
12/11/03	1000	51.22
12/11/03	800	51.23
12/11/03	700	51.26
12/11/03	400	51.27

Total		5000